Ferro News Release

CLEVELAND, Ohio – May 9, 2016 – Ferro Corporation (NYSE:  FOE, “Ferro” or the “Company”) announced today that its Board of Directors is exploring possible strategic alternatives for the Company to enhance shareholder value. The Company stated that no decision has been made to engage in a transaction or transactions resulting from the Board’s exploration of strategic alternatives, and there can be no assurance that any transaction will occur or, if undertaken, the terms or timing thereof. The Company has retained Lazard Frères & Co. as its financial advisor.

About Ferro Corporation

Ferro Corporation (http://www.ferro.com) is a leading global functional coatings and color solutions company that supplies technology-based performance materials, including glass-based coatings, pigments and colors, and polishing materials. Ferro products are sold into the building and construction, automotive, appliances, electronics, household furnishings, and industrial products markets. Headquartered in Mayfield Heights, Ohio, the Company has approximately 4,860 employees globally and reported 2015 sales of $1.1 billion.

Cautionary Note on Forward-Looking Statements

Certain statements in this news release that are not historical in nature are “forward-looking” statements within the meaning of Federal securities laws.  In particular, the statements related to the exploration of strategic alternatives and the potential results therefrom, including the possibility of a transaction or transactions involving the Company, are forward-looking. The Company cautions that actual results may differ materially from those projected or implied in forward-looking statements due to a variety of important factors, including the ability to execute a definitive agreement involving the Company and the ability to successfully consummate a transaction if a definitive agreement is entered into.  The Company does not undertake any obligation to update any forward-looking statements as a result of new information, future developments or otherwise.

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Source: Ferro Corporation

Company Contacts:

Investor Contact:

John Bingle, 216-875-5411

Treasurer and Director of Investor Relations

john.bingle@ferro.com

Media Contact:

Mary Abood, 216-875-5401

Director, Corporate Communications

mary.abood@ferro.com